Exhibit 10.1

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”), dated as of October 3, 2016 (the “Effective Date”), is entered into by and between JKD Capital Partners I LTD, a New York corporation (“Investor”), and IFMI, LLC, a Delaware limited liability company (the “Company”).  Each of the Company and Investor may be referred to herein as a “Party” and, together, as the “Parties.”

BACKGROUND:

WHEREAS, Investor desires to invest up to $12,000,000 into the Company in exchange for the Investment Return Quarterly Payments (as defined below) to be made by the Company to Investor pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                      Definitions.  For purposes of this Agreement:

(a)                                 “Agreement” shall have the meaning set forth in the Preamble;

(b)                                 “Company” shall have the meaning set forth in the Preamble;

(c)                                  “Company Redemption” shall have the meaning set forth in Section 6(b);

(d)                                 “Confidential Information” shall have the meaning set forth in Section 11;

(e)                                  “Effective Date” shall have the meaning set forth in the Preamble;

(f)                                   “Initial Investment Amount” shall have the meaning set forth in Section 4;

(g)                                  “Investment Balance” shall mean an amount equal to (i) the Initial Investment Amount, plus (ii) any additional investments made by Investor into the Company following the Effective Date, plus (iii) the Investment Return for each calendar quarter where the Investment Return was positive for such calendar quarter, less (iv) the Investment Return for each calendar quarter where the Investment Return was negative for such calendar quarter, less (v) the aggregate amount of all Investment Return Quarterly Payments made by the Company to Investor during the Term in accordance with Section 5;

(h)                                 “Investment Return” shall mean, with respect to the calendar quarter being measured, an amount equal to 50% of the difference between (i) Revenue in Accordance with GAAP, less (ii) Team Expenses;

(i)                                     “Investment Return Quarterly Payment” shall have the meaning set forth in Section 5;

(j)                                    “Investor” shall have the meaning set forth in the Preamble;

(k)                                 “Investor Payments” shall mean, in connection with a Sale, the amount of any sign on bonus, up-front loan, equity or other compensation or consideration provided to any members of senior management of Investor by a third party purchaser in the Sale, and the full amount of any applicable employer portion of withholding taxes that the Company will be obligated to pay in connection with such payments.

(l)                                     “Investor Redemption” shall have the meaning set forth in Section 6(a);

(m)                             “Jets Charges” shall mean, with respect to the calendar quarter being measured, an amount equal to the sum of: (i) one-fourth (1/4) of 75% of the annual license fee as set forth in the Jets License, plus (ii) 75% of all catering charges incurred during such calendar quarter in connection with the use of the Jets License, plus (iii) 75% of the cost of tickets incurred during such calendar quarter in connection with the Jets License;

(n)                                 “Jets License” shall mean the Shared Suite License Agreement dated July 8, 2016 between Jets Stadium Development, LLC and JVB;

(o)                                 “JVB” shall mean the Company’s wholly-owned subsidiary, J.V.B. Financial Group, LLC;

(p)                                 “Net Consideration” shall have the meaning set forth in Section 7

(q)                                 “Notice” shall have the meaning set forth in Section 17;

(r)                                    “Party(ies)” shall have the meaning set forth in the Preamble;

(s)                                   “Redemption” shall mean either a Company Redemption or an Investor Redemption;

(t)                                    “Representatives” shall have the meaning set forth in Section 11;

(u)                                 “Revenue in Accordance with GAAP” shall mean an amount equal to the aggregate revenues generated directly by the activities of the Team from any and all sources (less errors and any losses incurred in connection with these activities) that are received by JVB during the calendar quarter being measured, all as calculated in accordance with U.S. generally accepted accounting principles as applied by the Company.  Only revenues generated in accordance with the Company’s and its subsidiaries’ policies and regulatory requirements shall be taken into account for purposes of this definition.  For the avoidance of doubt, the Parties acknowledge that charges for the cost of equity capital used by the Team that are deducted from revenue for the purposes of calculating the Team’s commissions, shall not be deducted when determining Revenue in Accordance with GAAP for this Agreement;

(v)                                 “Team” shall mean Josh Zucker, Pat Moore, Justin Dillon, Doug Gillespie and Robert Ferrari and any new employees that are hired by the Company to join JVB’s Institutional Corporate Trading business;

(w)                               “Team Expenses” shall mean the amount equal to (i) $175,000 per calendar quarter (or $700,000 annually), with such amount to be increased by 5% on each anniversary of the Effective Date during the Term, plus (ii) any direct expenses (including, but not limited to, salaries, bonuses, draws, commissions, overrides, benefits, any other form of compensation, employer portion of payroll and other taxes, marketing expenses, travel and entertainment, professional fees, recruiting fees, legal fees, subscriptions costs, trade ticket charges, portal and connectivity charges, clearing fees and finance and borrow charges (including, but not limited to, Pershing), exchange fees, Committee on Uniform Security Identification Procedures (CUSIP) fees, Bloomberg fees and expenses, Electronic Communication Network (ECN) fees, loan fees, tri-party fees of any kind, syndicate fees, third party broker-dealer costs, floor brokerage costs, rent and other occupancy costs for the Long Island office used by the Team (including, but not limited to the telephone, internet, television services and moving expenses), Jets Charges and costs mandated by the Financial Industry Regulatory Authority (FINRA) and/or the U.S. Securities and Exchange Commission) that are incurred, during the calendar quarter being measured, by or on behalf of the Company or its affiliates with respect to the Team’s operations;

(x)                                 “Sale” shall have the meaning set forth in Section 7; and

(y)                                 “Term” shall have the meaning set forth in Section 2.

2.                                      Term.  This Agreement shall become effective on the Effective Date and shall survive until the closing of any Redemption (the “Term”) unless this Agreement is earlier terminated in accordance with Section 3.  All rights and obligations whatsoever of the Parties hereunder shall terminate upon any Redemption.

3.                                      Termination.

(a)                                 Termination.

(i)                                     Investor may terminate this Agreement upon ninety (90) days’ prior written notice to the Company if each of the following occurs: (A) the Company or its affiliates modify any of their policies or procedures governing the operation of their businesses or change the way they operate their business and (B) such modification or change has a material adverse effect on the amounts payable to Investor under the terms of this Agreement.

(ii)                                  Investor may terminate this Agreement upon ninety (60) days’ prior written notice to the Company if Lester Brafman’s employment with the Company is terminated.

(iii)                               The Company may terminate this Agreement upon ninety (60) days’ prior written notice to Investor if Jack DiMaio ceases to control the day-to-day operations of Investor.

(b)                                 Effect of Termination.  Upon the effectiveness of a termination of this Agreement in accordance with Section 3(a), the Company shall, within thirty (30) days following such termination, pay to Investor an amount equal to the Investment Balance, plus (or less, if the following Investment Return amount is negative) an amount equal to the Investment Return from the start of the then current calendar quarter through the day prior to such termination.

4.                                      Initial Investment.  On the Effective Date, Investor shall pay to the Company an amount equal to $6,000,000 (the “Initial Investment Amount”).

5.                                      Payment of Investment Return.  On the thirtieth (30th) day following each calendar quarter-end during the Term, the Company shall pay to Investor an amount equal to the Investment Return for such calendar quarter-end provided that such amount is positive (each an “Investment Return Quarterly Payment”).  Each of the Company and Investor agree and acknowledge that the Company shall have the right to fund any Investment Return Quarterly Payment to Investor from any available sources of cash.  At the time of each Investment Return Quarterly Payment, the Company will provide to Investor (i) an Investment Return Statement showing the calculation of such Investment Return and (ii) support documentation reasonably requested by Investor in connection with its review of such Investment Return Statement.

6.                                      Redemption Rights.

(a)                                 Investor Redemption.  Any time following the third (3rd) anniversary of the Effective Date, Investor may cause the Company to pay to Investor (an “Investor Redemption”) an amount equal to the Investment Balance, plus (or less, if the following Investment Return amount is negative) an amount equal to the Investment Return from the start of the then current calendar quarter through the day prior to the closing of the Investor Redemption.  Notice of the Investor Redemption shall be provided by Investor to the Company at least two (2) months prior to the closing of the Investor Redemption and may be provided any time only after the thirty-four (34) month anniversary of the Effective Date.  The Company shall have the right to accelerate the closing date of the Investor Redemption to any business day of its choice that is on or after the third (3rd) anniversary of the Effective Date.  Following the closing of the Investor Redemption, Investor shall have no further rights, title or interest in the Company and/or its subsidiaries or affiliates arising out or as a result of this Agreement.

(b)                                 Company Redemption.  Any time following the third (3rd) anniversary of the Effective Date, the Company may pay to Investor (a “Company Redemption”) an amount equal to the Investment Balance, plus (or less, if the following Investment Return amount is negative) an amount equal to the Investment Return from the start of the then current calendar quarter through the day prior to the closing of the Company Redemption.  Notice of the Company Redemption shall be provided by the Company to Investor at least two (2) months prior to the closing of the Company Redemption and may be provided any time only after the thirty-four (34) month anniversary of the Effective Date. Following the closing of the Company Redemption, Investor shall have no further rights, title or interest in the Company and/or its subsidiaries or affiliates arising out or as a result of this Agreement.

7.                                      Team Sale Payment.  In the event that the Company (or JVB) sells JVB’s Institutional Corporate Trading business to any unaffiliated third party, and such sale is not part of a larger sale or transaction or series of transactions involving the sale of all or substantially all of the assets or equity securities of the Company or JVB (the “Sale”), the Company shall pay Investor an amount equal to (i) 25% of the net consideration paid to the Company in connection with the Sale (the “Net Consideration”), less (ii) Investor Payments.  The Company shall, in its sole discretion, determine in good faith the amount of the Net Consideration after providing for reductions in the gross consideration paid to the Company in connection with the Sale, which reductions shall include, without limitation, reductions for (i) any applicable legal fees or fees of any other advisors, (ii) any direct or incremental costs of the Sale, and (iii) the fair value of any inventory included in any the Sale and the related employer portion of payroll taxes received by the Company (or JVB) in connection with the Sale.  The payment of 25% of the Net Consideration by the Company to Investor pursuant to this Section 7 shall occur within thirty (30) days after the Company receives payment of the gross proceeds from the third party in the Sale.

8.                                      Representations and Warranties of Investor.  Investor hereby represents and warrants to the Company as follows:

(a)                                 Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York;

(b)                                 Investor has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.  Investor has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Investor and, assuming due execution and delivery by the Company, constitutes Investor’s legal, valid and binding obligations, enforceable against Investor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidity or similar laws relating to or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application;

(c)                                  The execution, delivery and performance by Investor of this Agreement do not conflict with, violate or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which Investor is a party or is subject;

(d)                                 There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Investor, threatened against or by Investor that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and

(e)                                  Investor, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of such transactions.

9.                                      Representation and Warranties of the Company.  The Company hereby represents and warrants to Investor as follows:

(a)                                 The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)                                 The Company has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.  The Company has obtained all necessary limited liability company approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Investor, constitutes the Company’s legal, valid and binding obligations, enforceable against the Company in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidity or similar laws relating to or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application;

(c)                                  The execution, delivery and performance by Company of this Agreement do not conflict with, violate or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which Company is a party or is subject;

(d)                                 There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Company, threatened against or by the Company that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and

(e)                                  The Company, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of such transactions.

10.                               Acknowledgements.  Each of Investor and the Company acknowledge and agree that Investor shall have no role in the management or the day-to-day operations of the Company or JVB and shall not be responsible for (a) any liabilities of the Company or JVB (other than liabilities incurred in connection with the Team’s operations that are determined by the Company to be part of Team Expenses), and (b) any legal, regulatory, compliance or other matters of the Company or JVB.

11.                               Confidentiality.  In connection with this Agreement, Investor acknowledges that it may have access to Confidential Information (as hereinafter defined) of the Company and its affiliates and subsidiaries.  Without limiting the applicability of any other obligation of confidentiality to which individuals associated with Investor may be bound, Investor agrees to keep (and cause its affiliates and its and their respective officers, directors, partners, managers, employees and advisors (such Persons hereinafter collectively being referred to as “Representatives”) to keep) any Confidential Information strictly in confidence (and agrees not to trade on such information), not to disclose it to any third party without the prior written approval of the Company and to use it only for the purposes set forth in this Agreement, except (a) as required by applicable law or regulation, or in response to a subpoena, deposition or other judicial process, in which case Investor shall (other than during a routine regulatory examination), to the extent permitted by law, notify the Company prior to disclosing such Confidential Information and shall use its commercially reasonable efforts to obtain a protective order or otherwise prevent or minimize disclosure of such Confidential Information, or (b) with the express prior written approval of the Company.  For purposes of this Agreement, “Confidential Information” means any non-public confidential information with respect to the Company, its affiliates and subsidiaries and their respective businesses, including, without limitation, their operations, systems, services, personnel, marketing, financial affairs, investment and trading performance, philosophies, strategies and techniques, structure, products, product development, technology, inventions, trade secrets, know-how, software models, risk management tools, clients and investors and client and investor lists (including without limitation, the identity of clients or investors, names, addresses, contact persons and the client or investors’ business or investment status, strategies or needs).  The term “Confidential Information” shall also include any information, programs, software or technology or any documents based thereon, developed by you during the Term of this Agreement.  The obligation of confidentiality set forth in this Section 11 shall not extend to: (i) information that at the time of disclosure was in the public domain or thereafter comes into the public domain without breach of this Agreement by Investor or its Representatives, or; and (ii) information that is or becomes known to Investor or its Representatives from a source other than the Company without breach of this Agreement by the Investor or its Representatives.  Investor acknowledges that any breach by it or its Representatives of the terms of this Section shall constitute a breach of this Agreement.

12.                               Payments.  Each payment contemplated by this Agreement shall be paid by wire transfer of immediately available funds to an account designated in writing by the receiving Party of such payment to the paying Party of such payment.

13.                               Independent Analysis.  Each Party hereto acknowledges that such Party understands the transactions contemplated by this Agreement and that such Party has had the opportunity to review this Agreement and the transactions contemplated hereby with such Party’s own legal counsel, tax advisors and other advisors.  Each Party is relying solely on such Party’s own counsel and advisors and not on any statements or representations of the other Party or of their respective representatives or agents for legal or other advice with respect to the transactions contemplated by this Agreement.

14.                               Survival.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Effective Date.

15.                               Further Assurances.  Following the Effective Date, the Company and Investor shall execute and deliver, or shall cause to be executed and delivered, such additional documents, instruments, conveyances and assurances, and take or cause to be taken, such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

16.                               Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

17.                               Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the books and records of the Company (or to such other address that may be designated by the receiving Party from time to time in accordance with this section).  All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a .PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid).  Except as otherwise provided in this Agreement, a Notice is effective only (i) upon receipt by the receiving Party, and (ii) if the Party giving the Notice has complied with the requirements of this Section 17.

18.                               Entire Agreement.  This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

19.                               Successor and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

20.                               Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

21.                               Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  If any court determines that any term or other provision in this Agreement is invalid, illegal or unenforceable, it is the Parties’ intention that such court shall have the power to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the maximum extent permitted by applicable law.

22.                               Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE PARTIES FURTHER AGREE THAT ANY ACTION BETWEEN THEM SHALL BE HEARD IN NEW YORK, NEW YORK, AND EXPRESSLY CONSENT TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS SITTING IN NEW YORK, NEW YORK, FOR THE ADJUDICATION OF ANY CIVIL ACTION ASSERTED PURSUANT TO THIS AGREEMENT.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

23.                               Interpretation.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection or other subdivision unless expressly limited.  All references to “$” shall be deemed references to United States Dollars.  Titles appearing at the beginning of any section, subsection or other subdivision contained in this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly by the Parties, and there must not be any presumption, inference or conclusion drawn against either Party by virtue of the fact that its representatives have authored this Agreement or any of its terms.

24.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Investment Agreement on the date first written above.

INVESTOR:

JKD Capital Partners I LTD

By:	/s/ Jack DiMaio
Name:	Jack DiMaio
Title:	Owner

THE COMPANY:

IFMI, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President and Chief Financial officer